Exhibit 99.1

Mercantile Bank Corporation Announces Strong Third Quarter Results

Robust local deposit and commercial loan growth and sustained strength in asset quality metrics highlight quarter

GRAND RAPIDS, Mich., October 15, 2024 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $19.6 million, or $1.22 per diluted share, for the third quarter of 2024, compared with net income of $20.9 million, or $1.30 per diluted share, for the third quarter of 2023.  Net income during the first nine months of 2024 totaled $60.0 million, or $3.72 per diluted share, compared with net income of $62.2 million, or $3.89 per diluted share, during the first nine months of 2023.

“We are very pleased to report another quarter of strong financial performance, especially when taking into consideration the challenges associated with recent economic and operating conditions,” said Ray Reitsma, President and Chief Executive Officer of Mercantile.  “The notable increases in local deposits and commercial loans during the quarter depict our continuing focus on relationship banking, meeting the needs of current customers, and attracting new clients.  Our strong operating results reflect an ongoing healthy net interest margin, solid growth in several noninterest income revenue streams, and sustained strength in asset quality metrics, along with the local deposit base and commercial loan portfolio expansions.  The growth in local deposits provided for a reduction in our loan-to-deposit ratio, the lowering of which remains a key strategic initiative.”

Third quarter highlights include:

●	Robust local deposit growth
●	Strong commercial loan portfolio expansion
●	Ongoing strength in commercial loan pipeline
●	Noteworthy increases in several noninterest income revenue streams
●	Continuing low levels of nonperforming assets, past due loans, and loan charge-offs
●	Solid capital position

Operating Results

Net revenue, consisting of net interest income and noninterest income, was $58.0 million during the third quarter of 2024, compared to $58.2 million during the prior-year third quarter.  Net interest income during the current-year third quarter was $48.3 million, down $0.7 million, or 1.4 percent, from $49.0 million during the respective 2023 period as increased yields on, along with growth in, earning assets were more than offset by a higher cost of funds. Noninterest income totaled $9.7 million during the third quarter of 2024, up $0.4 million, or 4.6 percent, from $9.3 million during the third quarter of 2023.  The increase in noninterest income mainly reflected higher levels of mortgage banking income, treasury management fees, and payroll service fees.

The net interest margin was 3.52 percent in the third quarter of 2024, down from 3.98 percent in the prior-year third quarter.  The yield on average earning assets was 6.08 percent during the current-year third quarter, an increase from 5.78 percent during the respective 2023 period.  The improvement primarily resulted from an increased yield on loans.  The yield on loans was 6.69 percent during the third quarter of 2024, up from 6.37 percent during the third quarter of 2023 mainly due to higher interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) raising the targeted federal funds rate in an effort to curb elevated inflation levels and a significant level of commercial loans being originated over the past 15 months in the higher interest rate environment.  The FOMC increased the targeted federal funds rate by 25 basis points in July of 2023, at which time average variable-rate commercial loans represented approximately 65 percent of average total commercial loans.  The positive impact of the rate hike was partially mitigated by the FOMC’s lowering of the targeted federal funds rate by 50 basis points in mid-September 2024.

The cost of funds was 2.56 percent in the third quarter of 2024, up from 1.80 percent in the third quarter of 2023 primarily due to higher costs of deposits and borrowed funds, reflecting the impact of the rising interest rate environment.  A change in funding mix, mainly consisting of a decline in noninterest-bearing and lower-cost deposits and an increase in higher-cost money market accounts and time deposits resulting from new deposit relationships, growth in existing deposit relationships, and deposit migration, also contributed to the higher cost of funds.

Mercantile recorded provisions for credit losses of $1.1 million and $3.3 million during the third quarters of 2024 and 2023, respectively.  The provision expense recorded during the current-year third quarter primarily reflected an increase in environmental factor allocations and allocations necessitated by net loan growth, which were partially offset by decreases in the calculated allowance stemming from the payoffs of two larger problem commercial lending relationships.  The provision expense recorded during the prior-year third quarter mainly reflected the establishment of a specific reserve for a distressed commercial loan relationship, a qualitative factor assessment for local economic conditions reflecting the ongoing United Auto Workers strike, and allocations necessitated by net loan growth.

Noninterest income totaled $9.7 million during the third quarter of 2024, up $0.4 million, or 4.6 percent, from $9.3 million during the respective 2023 period.  The growth primarily resulted from increases in mortgage banking income, treasury management fees, and payroll service fees.  The higher level of mortgage banking income mainly resulted from increases in the percentage of loans originated with the intent to sell, which rose from approximately 64 percent during the third quarter of 2023 to approximately 80 percent during the third quarter of 2024, and total loan originations, which were up approximately 48 percent in the current-year third quarter compared to the respective 2023 period.  The increase in treasury management fees primarily stemmed from customers’ expanded use of cash management products.  Growth in bank owned life insurance income and credit and debit card income also contributed to the higher level of noninterest income.

Noninterest expense totaled $32.3 million during the third quarter of 2024, compared to $28.9 million during the prior-year third quarter.  The increase mainly resulted from larger salary costs, reflecting annual merit pay increases, market adjustments, higher residential mortgage lender commissions and incentives, an increased bonus accrual, and lower residential mortgage loan deferred salary costs.  Higher levels of data processing costs, primarily reflecting increased transaction volume and software support costs, and health insurance claims also contributed to the increase in noninterest expense.

Mr. Reitsma commented, “The notable growth in mortgage banking income in large part reflects the ongoing success of a strategic initiative to increase the percentage of loans originated with the intent to sell, along with a significant increase in loan production.  We are delighted with the increase in treasury management fees and payroll service income, which mainly stemmed from the expanded use of products and services.  Our net interest margin, while declining as expected due to an increased cost of funds, remained healthy and in line with historical levels during the third quarter.  Controlling overhead costs while meeting balance sheet growth objectives and continuing to provide our clients with exceptional service remains a top priority.”

Balance Sheet

As of September 30, 2024, total assets were $5.92 billion, up $564 million from December 31, 2023.  Total loans increased $115 million, or an annualized 10.3 percent, during the third quarter of 2024, and $249 million, or an annualized 7.7 percent, during the first nine months of 2024.  The loan portfolio expansion in both 2024 periods almost exclusively reflected growth in commercial loans, which increased $115 million, or an annualized 12.9 percent, during the current-year third quarter and $233 million, or an annualized 9.1 percent, during the first nine months of 2024.  The commercial loan portfolio growth during the first nine months of 2024 occurred despite the full payoffs and partial paydowns of certain larger relationships, which totaled approximately $106 million during the period.  The payoffs and paydowns mainly resulted from customers using excess cash flows generated within their operations to make line of credit and unscheduled term loan principal paydowns, as well as from sales of assets.  Other consumer loans and residential mortgage loans grew $9.6 million and $6.7 million, respectively, during the first nine months of 2024.  Interest-earning deposits and securities available for sale increased $181 million and $86.3 million, respectively, during the nine months ended September 30, 2024, with the growth in both asset categories largely reflecting the success of a strategic initiative to enhance on-balance sheet liquidity.

As of September 30, 2024, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled approximately $241 million and $34 million, respectively.

Commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 56 percent of total commercial loans as of September 30, 2024, a level that has remained relatively consistent with prior periods and in line with management’s expectations.

Total deposits equaled $4.46 billion as of September 30, 2024, representing increases of $309 million, or an annualized 30.0 percent, during the third quarter of 2024, and $555 million, or an annualized 19.0 percent, during the first nine months of 2024.  Local deposits were up $339 million, or 33.7 percent annualized, during the current-year third quarter and $600 million, or 21.4 percent annualized, during the first nine months of 2024, while brokered deposits decreased $30.0 million and $45.2 million during the respective periods.  The growth in local deposits during the nine months ended September 30, 2024, provided for a reduction in the loan-to-deposit ratio from 110 percent as of December 31, 2023, to 102 percent as of September 30, 2024. The increase in local deposits during the first nine months of 2024, which occurred despite the typical level of seasonal noninterest-bearing deposit withdrawals by customers to make bonus and tax payments and partnership distributions, reflected a combination of new deposit relationships and growth in existing deposit relationships.  Wholesale funds were $540 million, or approximately 11 percent of total funds, at September 30, 2024, compared to $636 million, or approximately 14 percent of total funds, at December 31, 2023.  Noninterest-bearing checking accounts represented approximately 27 percent of total deposits as of September 30, 2024.

Mr. Reitsma noted, “The expansion of the commercial loan portfolio, reflecting a combination of an increase in established customer relationships and new client acquisition, during the third quarter and first nine months of 2024 transpired in spite of elevated levels of partial paydowns and payoffs.  As demonstrated by the growth in commercial loans and local deposits, along with the increase in treasury management fees, our sales teams have done a fantastic job of expanding existing relationships and obtaining the full banking relationships of new customers.  Based on the strength of our current commercial loan pipeline and amount of credit availability for commercial construction and development loans, we believe originations in future periods will remain solid.  Local deposit generation will remain an important strategic initiative as we continue our efforts to lower our loan-to-deposit ratio and provide funding for anticipated loan growth.”

Asset Quality

Nonperforming assets totaled $9.9 million, or 0.2 percent of total assets, at September 30, 2024, compared to $9.1 million, or 0.2 percent of total assets, at June 30, 2024, and $3.6 million, or less than 0.1 percent of total assets, at December 31, 2023.  The increase in nonperforming assets during the first nine months of 2024 largely resulted from the deterioration of two commercial loan relationships which were placed on nonaccrual and fully reserved for during the period. The level of past due loans remains nominal.  During the third quarter of 2024, loan charge-offs were nominal, while recoveries of prior period loan charge-offs equaled $0.1 million, providing for net loan recoveries of $0.1 million, or an annualized 0.01 percent of average total loans.  During the first nine months of 2024, loan charge-offs totaled less than $0.1 million, while recoveries of prior period loan charge-offs equaled $0.8 million, providing for net loan recoveries of $0.8 million, or an annualized 0.02 percent of average total loans.

Mr. Reitsma remarked, “Our sustained strength in asset quality metrics reflects our unwavering commitment to underwriting loans in a prudent and disciplined manner.  Nonperforming assets, although rising during the first nine months of 2024 largely due to the deterioration of two non-real-estate-related commercial loan relationships, remain at a low level.  As reflected by ongoing low levels of past due loans, nonaccrual loans, and loan charge-offs, our commercial borrowers have continued to meet the challenges arising from shifting economic and operating environments, including higher interest rates and the related increase in debt service requirements.  We meticulously scrutinize our commercial loan portfolio for signs of systemic weakness and believe our ongoing efforts to identify credit issues and implement feasible workout plans will help constrain the impact of any such observed issues on our overall financial condition.  Our residential and consumer loan portfolios continue to perform well as evidenced by sustained low delinquency levels and the lack of any identified systemic credit weaknesses.”

Capital Position

Shareholders’ equity totaled $583 million as of September 30, 2024, up $61.2 million from December 31, 2023.  Mercantile Bank maintained “well-capitalized” positions at the end of the third quarter of 2024 and year-end 2023, with total risk-based capital ratios of 13.9 percent and 13.4 percent, respectively.  As of September 30, 2024, Mercantile Bank had approximately $211 million in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

All of Mercantile Bank’s investments are categorized as available-for-sale.  As of September 30, 2024, the net unrealized loss on these investments totaled $45.7 million, resulting in an after-tax reduction to equity capital of $36.1 million. As of December 31, 2023, the net unrealized loss on these investments totaled $63.9 million, resulting in an after-tax reduction to equity capital of $50.5 million.  Although unrealized gains and losses on investments are excluded from regulatory capital ratio calculations, Mercantile Bank’s excess capital over the minimum regulatory requirement to be considered a “well-capitalized” institution would approximate $174 million on an adjusted basis as of September 30, 2024.

Mercantile reported 16,142,433 total shares outstanding as of September 30, 2024.

Mr. Reitsma concluded, “We are very pleased that our sustained strength in financial performance enabled us to continue our regular cash dividend program, and we remain committed to building shareholder value through competitive dividend yields.  Our strong capital levels and operating results, coupled with anticipated commercial loan portfolio expansion, position us to effectively meet the challenges arising from the recent economic and operating environments.  As demonstrated by the increases in loans and local deposits during the first nine months of 2024, our community banking approach and focus on developing mutually beneficial relationships have been successful in retaining existing customers and attracting new clients.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced third quarter 2024 conference call on Tuesday, October 15, 2024, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance.  These materials, which are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank.  Mercantile provides financial products and services in a professional and personalized manner designed to make banking easier for businesses, individuals, and governmental units. Distinguished by exceptional service, a knowledgeable staff, and a commitment to the communities it serves, Mercantile is one of the largest Michigan-based banks with assets of approximately $5.9 billion. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM."  For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram, X (formerly Twitter) @MercBank, and LinkedIn @merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.  Any such statements are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in forward-looking statements.  Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; the transition from LIBOR to SOFR; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission.  Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.  Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Ray Reitsma	Charles Christmas
President and CEO	Executive Vice President and CFO
616-233-2349	616-726-1202
rreitsma@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Third Quarter 2024 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands)	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2024	2023	2023
ASSETS
Cash and due from banks	$87,766	$70,408	$64,551
Interest-earning deposits	240,780	60,125	201,436
Total cash and cash equivalents	328,546	130,533	265,987

Securities available for sale	703,375	617,092	592,305
Federal Home Loan Bank stock	21,513	21,513	21,513
Mortgage loans held for sale	29,260	18,607	10,171

Loans	4,553,018	4,303,758	4,104,376
Allowance for credit losses	(56,590)	(49,914)	(48,008)
Loans, net	4,496,428	4,253,844	4,056,368

Premises and equipment, net	54,230	50,928	52,231
Bank owned life insurance	86,486	85,668	81,907
Goodwill	49,473	49,473	49,473
Other assets	147,816	125,566	121,057

Total assets	$5,917,127	$5,353,224	$5,251,012

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,182,219	$1,247,640	$1,309,672
Interest-bearing	3,273,679	2,653,278	2,591,063
Total deposits	4,455,898	3,900,918	3,900,735

Securities sold under agreements to repurchase	220,936	229,734	164,082
Federal Home Loan Bank advances	417,083	467,910	457,910
Subordinated debentures	50,158	49,644	49,473
Subordinated notes	89,228	88,971	88,885
Accrued interest and other liabilities	100,513	93,902	106,716
Total liabilities	5,333,816	4,831,079	4,767,801

SHAREHOLDERS' EQUITY
Common stock	298,704	295,106	293,961
Retained earnings	320,722	277,526	262,838
Accumulated other comprehensive income/(loss)	(36,115)	(50,487)	(73,588)
Total shareholders' equity	583,311	522,145	483,211

Total liabilities and shareholders' equity	$5,917,127	$5,353,224	$5,251,012

Mercantile Bank Corporation
Third Quarter 2024 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

(dollars in thousands except per share data)	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
INTEREST INCOME
Loans, including fees	$75,316	$65,073	$219,405	$184,232
Investment securities	4,196	3,273	11,242	9,392
Interest-earning deposits	3,900	2,807	8,369	3,932
Total interest income	83,412	71,153	239,016	197,556

INTEREST EXPENSE
Deposits	27,588	16,143	74,522	36,429
Short-term borrowings	2,219	693	5,631	2,066
Federal Home Loan Bank advances	3,218	3,270	9,868	8,115
Other borrowed money	2,095	2,086	6,270	6,049
Total interest expense	35,120	22,192	96,291	52,659

Net interest income	48,292	48,961	142,725	144,897

Provision for credit losses	1,100	3,300	5,900	5,900

Net interest income after provision for credit losses	47,192	45,661	136,825	138,997

NONINTEREST INCOME
Service charges on accounts	1,753	1,370	4,976	3,411
Mortgage banking income	3,325	2,779	8,690	5,829
Credit and debit card income	2,257	2,232	6,644	6,717
Interest rate swap income	389	937	2,494	2,722
Payroll services	713	591	2,295	1,908
Earnings on bank owned life insurance	449	422	2,058	1,224
Other income	781	915	3,060	2,031
Total noninterest income	9,667	9,246	30,217	23,842

NONINTEREST EXPENSE
Salaries and benefits	20,292	17,258	56,442	50,401
Occupancy	2,146	2,241	6,655	6,629
Furniture and equipment	938	894	2,790	2,594
Data processing costs	3,437	3,038	10,142	9,081
Charitable foundation contributions	0	404	707	416
Other expense	5,490	5,085	15,247	16,228
Total noninterest expense	32,303	28,920	91,983	85,349

Income before federal income tax expense	24,556	25,987	75,059	77,490

Federal income tax expense	4,938	5,132	15,092	15,303

Net Income	$19,618	$20,855	$59,967	$62,187

Basic earnings per share	$1.22	$1.30	$3.72	$3.89
Diluted earnings per share	$1.22	$1.30	$3.72	$3.89

Average basic shares outstanding	16,138,320	16,018,419	16,126,706	16,006,058
Average diluted shares outstanding	16,138,320	16,018,419	16,126,706	16,006,058

Mercantile Bank Corporation
Third Quarter 2024 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2024	2024	2024	2023	2023
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2024	2023
EARNINGS
Net interest income	$48,292	47,072	47,361	48,649	48,961	142,725	144,897
Provision for credit losses	$1,100	3,500	1,300	1,800	3,300	5,900	5,900
Noninterest income	$9,667	9,681	10,868	8,300	9,246	30,217	23,842
Noninterest expense	$32,303	29,737	29,944	29,940	28,920	91,983	85,349
Net income before federal income
tax expense	$24,556	23,516	26,985	25,209	25,987	75,059	77,490
Net income	$19,618	18,786	21,562	20,030	20,855	59,967	62,187
Basic earnings per share	$1.22	1.17	1.34	1.25	1.30	3.72	3.89
Diluted earnings per share	$1.22	1.17	1.34	1.25	1.30	3.72	3.89
Average basic shares outstanding	16,138,320	16,122,813	16,118,858	16,044,223	16,018,419	16,126,706	16,006,058
Average diluted shares outstanding	16,138,320	16,122,813	16,118,858	16,044,223	16,018,419	16,126,706	16,006,058

PERFORMANCE RATIOS
Return on average assets	1.35%	1.36%	1.61%	1.52%	1.60%	1.43%	1.66%
Return on average equity	13.73%	13.93%	16.41%	16.04%	17.07%	14.66%	17.66%
Net interest margin (fully tax-equivalent)	3.52%	3.63%	3.74%	3.92%	3.98%	3.62%	4.10%
Efficiency ratio	55.73%	52.40%	51.42%	52.57%	49.68%	53.19%	50.58%
Full-time equivalent employees	653	670	642	651	643	653	643

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.69%	6.64%	6.65%	6.53%	6.37%	6.66%	6.16%
Yield on securities	2.43%	2.30%	2.20%	2.18%	2.13%	2.31%	2.03%
Yield on interest-earning deposits	5.37%	5.28%	5.35%	5.31%	5.26%	5.34%	5.07%
Yield on total earning assets	6.08%	6.07%	6.06%	5.95%	5.78%	6.06%	5.59%
Yield on total assets	5.73%	5.72%	5.72%	5.61%	5.45%	5.72%	5.28%
Cost of deposits	2.52%	2.42%	2.25%	1.94%	1.67%	2.40%	1.31%
Cost of borrowed funds	3.75%	3.56%	3.51%	3.15%	2.98%	3.60%	2.82%
Cost of interest-bearing liabilities	3.53%	3.40%	3.27%	2.96%	2.69%	3.40%	2.28%
Cost of funds (total earning assets)	2.56%	2.44%	2.32%	2.03%	1.80%	2.44%	1.49%
Cost of funds (total assets)	2.41%	2.31%	2.19%	1.91%	1.70%	2.30%	1.41%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$160,944	122,728	79,930	88,187	108,602	363,602	298,156
Purchase/construction mortgage loans originated	$122,747	103,939	57,668	75,365	93,520	284,354	251,189
Refinance mortgage loans originated	$38,197	18,789	22,262	12,822	15,082	79,248	46,967
Mortgage loans originated with intent to sell	$128,678	91,490	59,280	59,135	69,305	279,448	144,943
Income on sale of mortgage loans	$3,376	2,487	2,064	1,487	2,386	7,927	4,906

CAPITAL
Tangible equity to tangible assets	9.10%	9.03%	8.99%	8.91%	8.33%	9.10%	8.33%
Tier 1 leverage capital ratio	10.68%	10.85%	10.88%	10.84%	10.64%	10.68%	10.64%
Common equity risk-based capital ratio	10.53%	10.46%	10.41%	10.07%	10.41%	10.53%	10.41%
Tier 1 risk-based capital ratio	11.42%	11.36%	11.33%	10.99%	11.38%	11.42%	11.38%
Total risk-based capital ratio	14.13%	14.10%	14.05%	13.69%	14.21%	14.13%	14.21%
Tier 1 capital	$618,038	602,835	587,888	570,730	554,634	618,038	554,634
Tier 1 plus tier 2 capital	$764,653	748,097	729,410	710,905	692,252	764,653	692,252
Total risk-weighted assets	$5,411,628	5,306,911	5,190,106	5,192,970	4,872,424	5,411,628	4,872,424
Book value per common share	$36.14	34.15	33.29	32.38	30.16	36.14	30.16
Tangible book value per common share	$33.07	31.09	30.22	29.31	27.06	33.07	27.06
Cash dividend per common share	$0.36	0.35	0.35	0.34	0.34	1.06	1.00

ASSET QUALITY
Gross loan charge-offs	$10	26	15	53	243	51	810
Recoveries	$92	296	439	160	230	827	672
Net loan charge-offs (recoveries)	$(82)	(270)	(424)	(107)	13	$(776)	138
Net loan charge-offs to average loans	(0.01%)	(0.02%)	(0.04%)	(0.01%)	< 0.01%	(0.02%)	0.01%
Allowance for credit losses	$56,590	55,408	51,638	49,914	48,008	56,590	48,008
Allowance to loans	1.24%	1.25%	1.19%	1.16%	1.17%	1.24%	1.17%
Nonperforming loans	$9,877	9,129	6,040	3,415	5,889	9,877	5,889
Other real estate/repossessed assets	$0	0	200	200	51	0	51
Nonperforming loans to total loans	0.22%	0.21%	0.14%	0.08%	0.14%	0.22%	0.14%
Nonperforming assets to total assets	0.17%	0.16%	0.11%	0.07%	0.11%	0.17%	0.11%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$100	1	1	1	1	100	1
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$3,008	2,288	3,370	3,095	1,913	3,008	1,913
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$0	0	200	270	738	0	738
Non-owner occupied	$0	0	0	0	0	0	0
Non-real estate:
Commercial assets	$6,769	6,840	2,669	249	3,288	6,769	3,288
Consumer assets	$0	0	0	0	0	0	0
Total nonperforming assets	$9,877	9,129	6,240	3,615	5,940	9,877	5,940

NONPERFORMING ASSETS - RECON
Beginning balance	$9,129	6,240	3,615	5,940	2,760	3,615	7,728
Additions	$906	4,570	2,802	2,166	4,163	8,278	5,759
Return to performing status	$0	0	0	0	0	0	(31)
Principal payments	$(158)	(1,481)	(177)	(4,402)	(166)	(1,816)	(6,207)
Sale proceeds	$0	(200)	0	(51)	(661)	(200)	(661)
Loan charge-offs	$0	0	0	(38)	(156)	0	(648)
Valuation write-downs	$0	0	0	0	0	0	0
Ending balance	$9,877	9,129	6,240	3,615	5,940	9,877	5,940

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,312,774	1,275,745	1,222,638	1,254,586	1,184,993	1,312,774	1,184,993
Land development & construction	$66,374	76,247	75,091	74,752	72,921	66,374	72,921
Owner occupied comm'l R/E	$746,714	732,844	719,338	717,667	671,083	746,714	671,083
Non-owner occupied comm'l R/E	$1,095,988	1,059,052	1,045,614	1,035,684	1,000,411	1,095,988	1,000,411
Multi-family & residential rental	$426,438	389,390	366,961	332,609	308,229	426,438	308,229
Total commercial	$3,648,288	3,533,278	3,429,642	3,415,298	3,237,637	3,648,288	3,237,637
Retail:
1-4 family mortgages	$844,093	849,626	840,653	837,407	816,849	844,093	816,849
Other consumer	$60,637	55,341	51,711	51,053	49,890	60,637	49,890
Total retail	$904,730	904,967	829,364	888,460	866,739	904,730	866,739
Total loans	$4,553,018	4,438,245	4,322,006	4,303,758	4,104,376	4,553,018	4,104,376

END OF PERIOD BALANCES
Loans	$4,553,018	4,438,245	4,322,006	4,303,758	4,104,376	4,553,018	4,104,376
Securities	$724,888	669,420	630,666	638,605	613,818	724,888	613,818
Interest-earning deposits	$240,780	135,766	184,625	60,125	201,436	240,780	201,436
Total earning assets (before allowance)	$5,518,686	5,243,431	5,137,297	5,002,488	4,919,630	5,518,686	4,919,630
Total assets	$5,917,127	5,602,388	5,465,953	5,353,224	5,251,012	5,917,127	5,251,012
Noninterest-bearing deposits	$1,182,219	1,119,888	1,134,995	1,247,640	1,309,672	1,182,219	1,309,672
Interest-bearing deposits	$3,273,679	3,026,686	2,872,815	2,653,278	2,591,063	3,273,679	2,591,063
Total deposits	$4,455,898	4,146,574	4,007,810	3,900,918	3,900,735	4,455,898	3,900,735
Total borrowed funds	$778,669	789,327	815,744	837,335	761,431	778,669	761,431
Total interest-bearing liabilities	$4,052,348	3,816,013	3,688,559	3,490,613	3,352,494	4,052,348	3,352,494
Shareholders' equity	$583,311	551,151	536,644	522,145	483,211	583,311	483,211

AVERAGE BALANCES
Loans	$4,467,365	4,396,475	4,299,163	4,184,070	4,054,279	4,387,958	4,000,561
Securities	$699,872	640,627	634,099	618,517	626,714	658,352	629,646
Interest-earning deposits	$284,187	182,636	150,234	118,996	208,932	205,972	102,309
Total earning assets (before allowance)	$5,451,424	5,219,738	5,083,496	4,921,583	4,889,925	5,252,282	4,732,516
Total assets	$5,781,111	5,533,262	5,384,675	5,224,238	5,180,847	5,567,133	5,009,590
Noninterest-bearing deposits	$1,191,642	1,139,887	1,175,884	1,281,201	1,359,238	1,169,220	1,403,721
Interest-bearing deposits	$3,145,799	2,957,011	2,790,308	2,600,703	2,466,834	2,965,035	2,311,073
Total deposits	$4,337,441	4,096,898	3,966,192	3,881,904	3,826,072	4,134,255	3,714,794
Total borrowed funds	$796,077	800,577	816,848	773,491	806,376	804,470	770,543
Total interest-bearing liabilities	$3,941,876	3,757,588	3,607,156	3,374,194	3,273,210	3,769,505	3,081,616
Shareholders' equity	$566,852	540,868	527,180	495,431	484,624	545,046	470,824